Exhibit 10.1

RIGHT OF RESCISSION AGREEMENT

This RIGHT OF RESCISSION AGREEMENT (the "Rescission Agreement"), dated as of the 5th day of March, 2002, by and among CORPORATE VISION, INC., an Oklahoma corporation (the "Purchaser"), GREGORY J. GIBSON, an individual (hereinafter the "Holder"), and STONY'S TRUCKING CO. ("Stony's").

R E C I T A L S

A. Purchaser, Holder, Stony's Acquisition Corp. ("SAC"), Stony's, and subsidiaries of Stony's entered into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Agreement"), pursuant to which SAC was merged with and into Stony's, with Stony's surviving as the surviving corporation (hereinafter, the "Merger").

B. Prior to the Merger, the Holder was the owner and holder of 100 shares (hereinafter, the "Original Stony's Shares") of no par value common stock of Stony's, being all of the issued and outstanding shares of common stock of Stony's, and the Purchaser was the holder of 100 shares of no par value common stock of SAC, being all of the issued and outstanding common stock of SAC.

C. As a result of the Merger, the Holder became entitled to receive, as the sole holder of the Original Stony's Shares, Twenty Million (20,000,000) shares of the Purchaser's common stock (plus any additional shares of Company common stock issued or issuable to Holder pursuant to Section 2.13 of the Agreement) (hereinafter the "CVIA Common Stock"), Fifty Thousand Dollars ($50,000) cash, and a Cognovit Promissory Note in the original principal amount of $150,000 payable by the Purchaser to the Holder sixty days after the Closing (as defined in the Agreement) (collectively referred to hereinafter as the "Consideration"),

D. As a result of the Merger, the Purchaser received, as the sole holder of all issued and outstanding shares of common stock of SAC, 100 shares of common stock of Stony's (the "Stony's Shares"), which shares constitute all of the issued and outstanding shares of Stony's common stock following the Merger.

E. As a condition precedent to entering into the Agreement, Purchaser agreed to grant Holder the right to rescind the Purchaser's acquisition of the "Stony's Shares" pursuant to the Merger on the terms and conditions set forth herein, and Purchaser is willing to do so.

F. As a condition precedent to entering into the Agreement, the Holder agreed to grant Purchaser the right to rescind its acquisition of the "Stony's Shares" pursuant to the Merger on the terms and conditions set forth herein, and Holder is willing to do so.

G. The Stony's Shares have been deposited with the Singerman, Mills, Desberg and Kauntz Co., L.P.A. (hereinafter, the "Escrow Agent") for the purpose of implementing the rights of rescission granted herein.

A G R E E M E N T S

In consideration of the foregoing Recitals and of the mutual covenants herein contained, Purchaser and Holder hereby agree as follows:

1. Right to Rescind.

(a) Purchaser hereby grants to Holder the right to rescind, for any reason or no reason, the sale and conveyance of the Stony's Shares on the terms set forth in this Rescission Agreement upon providing notice to Purchaser of his election to do so at the principal office of the Purchaser, at 3540 31st Street, Suite 1, Tulsa Oklahoma 74135, or at such other place as the Purchaser may designate by notice to the Holder, together with the Paid Consideration. The right to rescind granted hereunder may only be exercised in whole as to the Stony's Shares. Holder's right to rescind may be exercised at any time until December 31, 2002, including before or during the Measuring Term, subject to early termination of the Holder's right of rescission in Section 1(c) herein (the "Exercise Term").

(b) Holder hereby grants the Purchaser the right to rescind the sale and conveyance of the Stony's Shares on the terms set forth in this Rescission Agreement. The Purchaser shall only have a right of rescission in the event (i) the audit report on Stony's consolidated financial statements for the periods required by Item 310 of Regulation S-B under the Securities Act of 1933, as amended, are qualified in any manner, other than a going concern qualification, and the Holder is unable to obtain an amended audit report which removes the qualification within thirty (30) days of issuance of the original audit report, (ii) Key Bank or accelerates all indebtedness under that Business Loan Agreement with B-Right Trucking Co. dated November 29, 1999 in the amount of $5,000,000, or (iii) Stony's or any of its subsidiaries files a voluntary bankruptcy case, has an involuntary bankruptcy case filed against it, has a receiver appointed for it or its assets, or makes an assignment for the benefit of creditors. The Purchaser may only exercise its right of rescission under the circumstances described in Section 1(b)(i) during the thirty (30) day period commencing on the day after the last date by which the Holder was obligated to obtain an amended audit report removing the qualification, and may not exercise its right of rescission at all if the audit report is not qualified in any manner (other than a going concern qualification). The Purchaser may only exercise its right of rescission under the circumstances described in Sections 1(b)(ii) and (iii) within thirty (30) days after the occurrence of an event described therein. Notwithstanding the foregoing, in no event may the Purchaser exercise its right of rescission herein after December 31, 2002. The Purchaser shall exercise its right of rescission pursuant to the procedures set forth in Paragraph 2 herein.

(c) The Holder's right to rescind shall become void and may not be exercised at any time if the Fair Market Value of Purchaser's common stock (as defined in the Agreement) is equal to or above Fifty Cents ($.50) per share for a period of twenty-one (21) consecutive days during the "Measuring Term", defined for purposes of this Rescission Agreement as the four (4) month period beginning August 5, 2002 and ending November 5, 2002; provided, that, during the Measuring Term, Holder and Purchaser agree to refrain from, and Purchaser shall cause its officers and directors to refrain from, engaging in market transactions in the sale or purchase of Purchaser's common stock, which, in and of themselves, cause the Fair Market Value of Purchaser's common stock to equal, exceed or be less than (as the case may be) Fifty Cents ($0.50) per share for purposes of invoking or avoiding (as the case may be) the "lock-out" provision set forth in this Section 1(c).

2. Procedures for Exercise of Rescission. Any party exercising its right of rescission herein shall do so by notifying, pursuant to the notice provisions herein, the other party in writing of its intention to rescind the Purchaser's acquisition of the Stony's Shares in the Merger, which writing shall be simultaneously delivered to the Escrow Agent. In the event the right of rescission is being exercised by the Holder, the notice of rescission must be accompanied by the Paid Consideration in order to be valid, provided that if the Holder exercises his right of rescission pursuant to Section 4.4 of that Pledge Agreement dated of even date herewith, then the Holder will only be obligated to accompany the notice of rescission with the Paid Consideration less $50,000. In the event the right of rescission is being exercised by the Purchaser, the Holder shall be obligated to deposit the Paid Consideration with the Escrow Agent within five (5) business days of delivery of the notice of rescission, but the Holder's failure to deposit the Paid Consideration shall have no effect on the validity or enforceability of the Purchaser's rescission. In the event the Escrow Agent has not received written notice contesting the rescission from the nonrescinding party within five (5) business days of delivery of the notice of rescission, the Escrow Agent shall be entitled to presume that the rescinding party has validly exercised its right of rescission and shall forthwith deliver the Stony's Shares to the Holder and, if applicable, the Paid Consideration to the Purchaser, at which time the Purchaser shall cause all members of the board of directors of Stony's appointed by the Purchaser to resign from all of their positions therefrom. The rescission of the Purchaser's acquisition of the Stony's Shares shall be deemed to have been occurred, and Holder shall be deemed to have become a holder of record of all of the Stony's Shares, as of the date of the notice of rescission, notwithstanding that the certificates representing such Stony's Shares shall not actually have been delivered, that the transfer shall not have been reflected on the stock transfer books of Stony's, or in the case of a rescission by the Purchaser, that the Holder may not have actually returned the Paid Consideration to the Purchaser. For purposes of this Agreement, the "Paid Consideration" shall mean the CVIA Common Stock, $50,000 cash, and any amount actually received by the Holder on the Cognovit Promissory Note. In the event the Cognovit Promissory Note has been reduced to a judgment at the time of rescission by either party, then upon the exercise of the right of rescission by either party, the Holder agrees to mark the judgment satisfied and/or enter a dismissal with prejudice in the action in which the judgment was entered. To the extent the right of rescission is exercised by the Holder or the Purchaser, the Holder agrees to return the CVIA Common Stock endorsed in blank and medallion guaranteed, or accompanied by a stock power endorsed in blank and medallion guaranteed.

3. Liquidation or Dissolution. The parties acknowledge and agree that the Pledge Agreement creates a valid security interest in favor of Holder, his representative and assigns, with respect to the Stony's Shares issued in the name of Purchaser. In addition to the terms and conditions set forth under said Pledge Agreement, in case the Purchaser dissolves or liquidates, the Purchaser shall make appropriate provision so that the Stony's Shares which would be received by the Holder upon the exercise of his rights hereunder at the time immediately prior to the effective date of such dissolution or liquidation will be available to the Holder from the liquidating trust; provided that the Holder shall make the determination as to whether to exercise his right of rescission within six (6) months of the effective date of dissolution or liquidation, at which time this Rescission Agreement shall be terminated and of no further force or effect and the Holder's rights under this Rescission Agreement shall be automatically terminated.

4. No Impairment. The Purchaser shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.

5. Remedies. The parties stipulate that the remedies at law of either in the event of any default or threatened default by the other in the performance of or compliance with any of the terms of this Rescission Agreement are not and will not be adequate and that, without limiting any other remedy available at law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof. The rights and remedies of the parties are cumulative and not exclusive of any rights or remedies that the parties might otherwise have.

6. Survival. The various rights and obligations of the parties as set forth herein shall survive the exercise of this Rescission Agreement at any time or from time to time.

7. Notices. Whenever any notice, payment of any purchase price or other communication (any such notice, payment or other communication, a "Delivery") is required to be given or delivered under the terms of this Rescission Agreement, it shall be in writing and delivered by hand delivery or Federal Express or registered or certified United States mail, postage prepaid and return receipt requested, and will be deemed to have been given or delivered on the date such notice, purchase price or other communication is so delivered. Any Delivery to the Purchaser, shall be addressed to 3540 E. 31st Street, Suite 1, Tulsa, Oklahoma, 74135, or to such other address as the Purchaser may hereafter designate to the Holder in writing, with a copy to Robert J. Mottern, Esq., Weizenecker, Rose, Mottern and Fisher, P.C., 1800 Peachtree Street, Suite 620, Atlanta, Georgia 30309; any Delivery to the Holder shall be addressed to 492 McClurg Road, Youngstown, Ohio 44512, or to such other address as the Holder may hereafter designate to the Purchaser in writing, with a copy to Paul J. Singerman, Esq., Singerman, Mills, Desberg and Kauntz Co., L.P.A., 30000 Chagrin Boulevard, Pepper Pike, Ohio 44124.

8. Change; Waiver. Neither this Rescission Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

9. Covenants to Bind Successor and Assigns. The terms of this Rescission Agreement shall bind the successors and permitted assigns of the Holder and the Purchaser.

10. Severability. In case any one or more of the provisions contained in this Rescission Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11 General. Stony's and the Purchaser represent and warrant to the Holder that, upon the consummation of the transactions contemplated under the Agreement, the Stony's Shares represent all of the issued and outstanding shares of common stock of Stony's, that the Purchaser is the owner and holder of the Stony's Shares, that the Stony's Shares are free and clear of all liens, claims and encumbrances, except for the Pledge Agreement (as defined under the Agreement), that this Rescission Agreement does not violate the terms of any agreement, contract, judgment or lien affecting or relating to the Purchaser or Stony's. The Purchaser agrees that it will not transfer, assign, pledge, hypothecate or convey the Stony's Shares in any manner prior to the expiration date of this Rescission Agreement without the express written consent of the Holder. The Purchaser agrees that any additional shares of common stock issued to it in Stony's after the date of this Rescission Agreement shall be considered Stony's Shares as if such shares were outstanding on the date of this Rescission Agreement. Stony's agrees that it will not issue any additional shares of its common stock to any person after the date of this Rescission Agreement without the express written consent of the Holder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Right of Rescission Agreement as of the date first above written.

THE PURCHASER

WITNESS: CORPORATE VISION, INC.

By: By: _

Name: Gary L. Mays, Pres./CEO

THE HOLDER

WITNESS: GREGORY J. GIBSON

By: By:

Name:

STONY'S

WITNESS: STONY'S TRUCKING CO.

By: By:

Name: Gregory J. Gibson, Pres./CEO